UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                 SEC FILE NUMBER
                                     -------

                           NOTIFICATION OF LATE FILING

(CHECK ONE):    |X| Form 10-K     |_| Form 20-F    |_| Form 11-K   [_] Form 10-Q
CUSIP NUMBER
                |_|  Form N-SAR

       For        Period   Ended:    December 31, 2002

                  Transition Report on Form 10-K [ ]
                  Transition Report on Form 20-F [ ]
                  Transition Report on Form 11-K [ ]
                  Transition Report on Form 10-Q [ ]
                  Transition Report on Form N-SAR

       For the Transition Period Ended: _______________________________________


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION

Urbani Holdings, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant

Sattel Global Networks, Inc.
--------------------------------------------------------------------------------
Former Name if Applicable

20-24 40th Avenue
--------------------------------------------------------------------------------
Address of Principal Executive Officer (Street and Number)

Long Island City, New York 11101
--------------------------------------------------------------------------------
City, State and Zip Code

                        PART II - RULES 12b-25(b) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25)b), the following should be completed. (Check box if appropriate)

      X (a)The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     X (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c)The accountant's statement or other exhibit required by Rule 12-b-25(C) has been attached if applicable.

                              PART III - NARRATIVE

     State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

     The Company was unable to prepare the Form 10-KSB due to information not available at the time of filing.

                           PART IV - OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

                  Marvin Jacobs         (718)           392-5050
                      (Name)         (Area Code)     (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (of for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). XYes |_| No

          ----------------------------------------------------------------------

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes XNo

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


--------------------------------------------------------------------------------

                       _____Urbani Holdings, Inc._____
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date _____3/31/02______________   By \S\Rosario Safina
                                        --------------
                                        Rosario Safina

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the regist